Exhibit 10.4

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 15th day of June, 2015 (the “Effective Date”), by and between Pulmatrix, Inc., a Delaware corporation (“Company”), and Robert Clarke, Ph.D. (“Executive”).

WHEREAS, Company wishes to employ Executive as its President and Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.	Roles and Duties.

(a)          Chief Executive Officer Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its President and Chief Executive Officer (“CEO”) reporting to Company’s Board of Directors (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive’s employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without Company’s prior written consent, except that Executive may be involved in civic and charitable activities so long as such activities do not interfere with Executive’s duties for Company, provided that Executive shall not serve in any official capacity, including as a member of a board, without the prior written approval of Company.

(b)          Board Membership. Executive shall serve as a member of the Board, during Executive’s employment hereunder, subject to any required approval. Executive’s service as a Board member shall be without further compensation. Executive shall resign from the Board effective immediately upon the termination of Executive’s employment with Company for any reason.

2.	Term of Employment.

(a)          Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on June 15, 2015 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)          Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)           Death. Immediately upon Executive’s death;

(ii)          Termination by Company.

(A)         If because of Executive’s Disability (as defined below in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)         If for Cause (as defined below in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)         If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii)         Termination by Executive.

(A)         If for Good Reason (as defined below in Section 2(e)), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B)         If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

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(c)          Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)          Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, is materially injurious to Company or any affiliate; (ii) Executive’s deliberate insubordination; (iii) Executive’s substantial malfeasance or nonfeasance of duty; (iv) Executive’s unauthorized disclosure of confidential information; (v) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with Company; or (vi) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company. In all cases, Company shall provide Executive with written notice of the specific conduct or events that Company believes constitutes Cause and, in case of (ii) and (iii) above, Executive shall have thirty (30) days to effect a cure of the claimed conduct or events.

(e)          Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

3.	Compensation.

(a)          Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Three Hundred Eighty-Five Thousand Dollars ($385,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis.

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(b)          Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Forty Percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company on the last day of the fiscal year on which the Annual Performance Bonus is earned in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year, Executive shall be eligible for an Annual Performance Bonus at the target amount subject to the terms and conditions described above.

(c)          Equity. Subject to approval of the Board or an appropriate committee thereof, and pursuant to the terms of the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”):

(i)          On the Commencement Date or as soon as practicable thereafter, Company shall grant Executive an option (the “First Option”) to purchase a number of shares of common stock of Company which, when combined with the number of shares or options to acquire shares currently held by Executive, shall represent Four Percent (4%) of the fully-diluted outstanding common stock of Company immediately following the consummation of the merger of Company and Ruthigen, Inc. (the “Merger”) (for purposes of this section, “fully-diluted” assumes exercise of all outstanding options and warrants other than the contingent investor warrants, and the issuance of all shares reserved for issuance under all outstanding equity plans), at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company’s common stock on the date of grant, which First Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Code. Twenty five percent (25%) of the shares subject to the First Option shall vest on the grant date, and the remaining Seventy Five Percent (75%) of the shares shall vest in equal installments on the last day of each of the forty eight (48) successive months thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan. The First Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

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(ii)         On the Commencement Date or as soon as practicable thereafter, Company shall grant Executive an option (the “Second Option”) to purchase a number of shares of common stock of Company which represent One Percent (1%) of the fully-diluted outstanding common stock of Company following the consummation of the Merger (for purposes of this section, “fully-diluted” assumes exercise of all outstanding options and warrants other than the contingent investor warrants, and the issuance of all shares reserved for issuance under all outstanding equity plans), at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company’s common stock on the date of grant, which Second Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Code. In the event that: (A) the Merger is successfully consummated; and (B) within eighteen (18) months following the Merger: (1) Company enters into a transaction in which the Company shall receive net proceeds of at least Fifteen Million Dollars ($15,000,000) of guaranteed non-dilutive funding, or (2) Company consummates an in-license of a post-IND clinical stage asset under terms approved by the Board, then the Second Option shall fully vest on the date that the closing of the earlier milestone described in (B)(1) or (B)(2) occurs, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan. The Second Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and Company’s standard form of stock option agreement, which agreement shall expire on the earlier of (i) eighteen (18) months following the Merger if neither of the above-referenced milestones have been achieved, or (ii) ten (10) years from the date of grant, except as otherwise provided in the stock option agreement or the Plan.

(d)          Paid Time Off. Executive may take up to twenty (20) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(e)          Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f)          Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

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(g)          Attorneys’ Fees. Company shall reimburse Executive for attorneys’ fees incurred in the negotiation of this Agreement, up to a maximum reimbursement of Fifteen Thousand Dollars ($15,000), subject to the submission of a summary invoice from Executive’s attorney, which for the avoidance of doubt shall not include any confidential or privileged information, and provided that Executive shall submit invoices to Company within ninety (90) days of incurrence of the expense, and Company shall reimburse Executive within sixty (60) days thereafter.

(h)          Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4.	Payments Upon Termination.

(a)          Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)          Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)          Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i)          Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve- (12-) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment; provided, that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

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(ii)         Separation Bonus. Payment of a separation bonus in an amount equal to fifty percent (50%) of the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, such 50% amount to be prorated to reflect that portion of the year in which Executive was employed prior to termination, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(iii)        Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all outstanding equity awards that would have vested during the twenty four- (24-) month period following the termination date, provided that this provision shall not apply to the Second Option described in Section 3(c)(ii) above (i.e., Executive shall not be entitled to accelerated vesting of the Second Option under this Section 4(c)(iii)).

(iv)        Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, or the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6.

(d)          Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

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(i)          Lump Sum Severance Payment. Payment of a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Paragraph 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii)         Separation Bonus. Payment of a separation bonus in an amount equal to the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, prorated to reflect that portion of the year in which Executive was employed prior to termination, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(iii)        Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination.

(iv)        Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, or the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the Commencement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

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(e)          Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement within the Review Period, Executive’s severance payments hereunder and benefits shall be forfeited.

(f)          No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5.          Prohibited Competition And Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Confidentiality, Assignment of Inventions and Non-Competition Agreement.

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6.          Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.	Code Sections 409A and 280G.

(a)          In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)          Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)         Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)          It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

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(c)          Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)          If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8.	Mediation/Dispute Resolution/Governing Law.

(a)          Subject to Section 8(c) below, in the event of a dispute regarding any of the terms and conditions of this Agreement, or otherwise relating to Executive’s employment with Company, either party may request that the other party engage in a mediation to resolve such dispute. If such request is made, the other party shall respond in writing by no later than seven (7) business days thereafter, stating whether such other party is willing to participate in such mediation, and such mediation shall occur within thirty (30) days following such notification. If the parties are unable to agree to a mediator, then the matter shall be submitted to the mediation program conducted by the American Arbitration Association in Boston, Massachusetts, and a mediator shall be selected pursuant to the rules applicable to such program.

(b)          Subject to Section 8(c) below, in the event that the other party declines to participate in a mediation, either party may require that the dispute be submitted to binding arbitration, and in such event the dispute shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, except that both parties agree that the matter shall be submitted to and resolved by a single arbitrator. Such arbitration shall occur in Boston, Massachusetts. Each party hereby agrees to a speedy hearing upon the matter in dispute, and the judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary in the rules cited above, and unless prohibited by applicable law: (i) the costs and expenses of the arbitration, including the arbitrator’s fees and expenses, shall be evenly split between the parties; (ii) each party shall pay for and bear the cost of his or its own experts, evidence and counsel; and (iii) no award of punitive damages may be rendered by the arbitrator in such proceedings.

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(c)          Notwithstanding the foregoing, Company and Executive expressly acknowledge and agree that Company retains the right, and nothing herein shall be deemed to limit Company’s right, to seek immediate judicial relief (including injunctive relief) in a court of competent jurisdiction in the event of a claimed breach by Executive of obligations under this Agreement, the Confidentiality, Assignment of Inventions and Non-Competition Agreement, or other agreement related to non-competition, non-solicitation, non-disclosure and/or intellectual property, without the need to submit to arbitration or post any bond or other financial guarantee in such court action.

9.	General.

(a)          Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Pulmatrix, Inc.

99 Hayden Ave.

Lexington, MA 02421

Attn: Chairman

or to such other Company representative as Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: William T. Whelan

(b)          Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)          Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

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(d)          Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)          Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule, and any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

(f)          Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)          Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)          Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERT CLARKE, Ph.D	PULMATRIX, INC.

/s/ Robert Clarke, Ph.D.	By:	/s/ Terrance G. McGuire
Signature		Name: Terrance G. McGuire
Address:		Title: Chairman of the Board